Exhibit 5.2

[Sullivan & Cromwell LLP]

July 29, 2016

Barclays Bank PLC,

1 Churchill Place,

London E14 5HP.

Dear Sirs:

In connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”) under the senior debt indenture dated September 16, 2004 (the “Indenture”) between Barclays Bank PLC, as issuer, (the “Company”) and The Bank of New York Mellon, as trustee, we, as English special counsel to the Company, have examined:

A.                                    a copy of the articles of association of the Company;

B.                                    an extract from the minutes of a meeting of the board of directors of the Company held on April 14, 1994 which established the Fund Raising Committee of the board of directors (the “FRC”);

C.                                    a copy of the minutes of a meeting of the FRC held on September 16, 2004 at which the establishment of a Medium-Term Notes, Series A program was approved, with the notes issued thereunder to be governed by the Indenture;

D.                                    a copy of an extract from the minutes of a meeting of the board of directors of the Company held on December 17, 2015 at which each of the Chief Executive Officer and the Group Finance Director of the Company were authorised and empowered (amongst other things) to approve the issuance of debt securities subject to, if applicable, confirmations by the treasury committee of the Company and/or certain authorized officers named therein;

E.                                     a copy of the approval by the Group Finance Director dated June 29, 2016 approving the issue of the Notes subject to approval of the Notes by any Authorised Officer named therein (an “Authorised Officer”);

F.                                      an e-mail from an Authorised Officer approving the issue of the Notes dated July 29, 2016;

G.                                    a certificate of an authorised officer of the Company dated July 18, 2016 confirming certain matters in relation to the Notes (the “Secretary’s Certificate”); and

such other corporate records, certificates and documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

A.            Due Formation and Authority of the Company

For the purposes of this opinion, we have made the following searches and enquiries:

(a)                                 a search against the entries and filings shown in respect of the Company on the Companies House online service “Companies House Direct” at 1023 hours on July 29, 2016;

(b)                                 a telephone enquiry of the Central Registry of Winding-up Petitions made at 1022 hours on July 29, 2016; and

(c)                                  an online search of the register of authorised persons under the Financial Services and Markets Act 2000 at 1025 hours on July 29, 2016.

Upon the basis of the examination, searches and enquiries described above (the “Searches”) it is our opinion that:

(1)                                 the Company is a company limited by shares validly incorporated and in existence in England;

(2)                                 the issue of the Notes has been duly authorised and executed by or on behalf of the Company; and

(3)                                 the issue of the Notes is in compliance with applicable English law.

For the purposes of giving the opinions expressed in paragraphs (1) to (3) above we have, with your consent, made the assumptions set out in section B below.  The opinions set forth in this section A are qualified as set forth in section C below.

B.            Assumptions

For the purpose of giving the opinion we have, with your consent, assumed, without independent verification that:

(a)                                 all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures, stamps and seals thereon or on the original thereof;

(b)                                 the Secretary’s Certificate is accurate and complete as of the date of this opinion;

(c)                                  the minutes and other corporate documents are a true and complete record of the proceedings described therein and the resolutions set out in the minutes remain in full force and effect without modification;

(d)                                 any person required to obtain any consent or authorisation in any jurisdiction other than England in connection with the issue of the Notes has obtained such consent or authorisation;

(e)                                  there has been no alteration in the status of the Company as revealed by the Searches;

(f)                                   no law of any jurisdiction outside England would render the issue of the Notes illegal or ineffective; and

(g)                                  the Group Finance Director in resolving to issue the Notes has acted in good faith to promote the success and interests of the Company for the benefit of its members and in accordance with any other duty.

C.            Qualifications

1                                         The searches on Companies House Direct referred to in section A above are not conclusively capable of revealing whether or not:

(i)            a winding up order has been made in respect of the Company; or

(ii)           an administration order has been made in respect of the Company; or

(iii)                               a receiver, administrative receiver or liquidator has been appointed in respect of the Company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the electronic records of the Company immediately.

2                                         The enquiries with the Central Registry of Winding-Up Petitions referred to in section A above relate only to a compulsory winding up and are not capable of revealing conclusively whether or not a winding up petition in respect of a compulsory winding up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to a County Court, may not have been notified to the Central Registry and entered on such records at all and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

*****

The foregoing opinion is limited to English law as at the date of this opinion and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  In particular, we express no opinion on European Union law as it affects any jurisdiction other than England, on matters of federal law of the United States, or on the laws of New York or any other State of the United States.  No opinion is expressed on matters of fact.  This opinion is governed by, and shall be construed in accordance with, English law.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the federal laws of the United States and the laws of the State of New York relevant to the foregoing opinion.

This opinion is provided in connection with the issue of the Notes and is not to be used for any other purpose.  We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Company’s registration statement (the “Registration Statement”) filed with the United States Securities and Exchange Commission on Form F-3 ASR (File No. 333-212571) under the United States Securities Act of 1933, as amended (the “Act”).  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

Annex A

Title of Notes	Date of Issue

$1,189,000 Buffered Digital Notes due July 26, 2018 Linked to the Performance of the S&P 500® Index	July 29, 2016
$6,653,000 Callable Contingent Coupon Notes due July 25, 2019 Linked to the Lesser Performing Reference Asset of the S&P 500® Index and the SPDR® S&P® Oil & Gas Exploration & Production ETF	July 29, 2016
$931,000 Callable Contingent Coupon Notes due July 29, 2021 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	July 29, 2016
$1,681,000 Phoenix AutoCallable Notes due August 1, 2023 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	July 29, 2016
$887,000 Buffered Digital Notes due January 29, 2019 Linked to the Performance of the Russell 2000® Index	July 29, 2016
$4,060,000 Buffered Digital Notes due January 29, 2020 Linked to the Performance of the S&P 500® Index	July 29, 2016
$1,092,000 Phoenix AutoCallable Notes due July 28, 2017 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	July 29, 2016
$260,000 Phoenix AutoCallable Notes due October 27, 2017 Linked to the Lesser Performing Index of the Russell 2000® Index and the S&P 500® Index	July 29, 2016
$693,000 Buffered SuperTrackSM Notes due July 29, 2021 Linked to the Performance of Dow Jones Industrial AverageSM	July 29, 2016
$758,000 Phoenix Autocallable Notes due July 28, 2017 Linked to the Performance of the SPDR® S&P Oil & Gas Exploration & Production ETF	July 29, 2016

A-1

$3,013,000 AutoCallable Notes due July 31, 2019 Linked to the Least Performing Reference Asset of Four Common Stocks	July 29, 2016
$496,000 AutoCallable Notes due July 31, 2019 Linked to the Least Performing Reference Asset of Three Common Stocks	July 29, 2016

A-2